ICON Health & Fitness, Inc. Results of Operations for the three and twelve months ended May 31, 2006 August 29, 2006

For the three months ended May 31, 2006, ICON Health & Fitness, Inc. (the “Company”) reported net sales of $161.3 million, compared to $163.4 million for the three months ended May 31, 2005, which represents a $2.1 million, or a 1.3% decrease over the corresponding three-month period ended May 31, 2005. For the year ending May 31, 2006, ICON reported net sales of $852.2 million, compared to $871.0 million for the year ended May 31, 2005, which represents an $18.8 million, or 2.2%, decrease over the corresponding year ended May 31, 2005. The decrease in sales was primarily due to lower customer demand for certain products.

During the fourth quarter of fiscal 2006, the Company discontinued its NordicTrack retail subsidiary (the “Stores”). This subsidiary consisted of more than 60 NordicTrack retail outlets nationwide. The NordicTrack brand will continue to be one of the Company's strongest competing brands in all distribution channels used by the Company, and the discontinuance of the Stores did not result in the impairment of the NordicTrack trade name. The Stores have been classified as a discontinued operation, and its expenses are not included in the results of continuing operations. The results of operations in fiscal 2006 for the Stores have been reclassified to loss from discontinued operations. As of May 31, 2006, approximately $7.5 million of assets have been written down to $4.1 million, which consists of cash of approximately $.1 million, accounts receivable of $.5 million, other assets of $.4 million that have been written-off, inventory of $4.5 million written down to $3.4 million and fixed assets of $2.0 million that have been written-off. The loss from operations for the Stores was $19.2 million and $6.9 million for the fiscal years ended May 31, 2006 and 2005, respectively. As the Stores were not making a positive contribution to the Company's earnings for several years, the company determined that utilizing other distribution channels will be more profitable.

Net loss for the three months ended May 31, 2006 was $29.3 million, compared to net loss of $70.3 million for the three months ended May 31, 2005. Net loss before taxes, minority interest and discontinued operations for the three months ended May 31, 2006 was $14.0 million, compared to a net loss before taxes, minority interest and discontinued operations of $40.0 million for the three months ended May 31, 2005. The provision for taxes for the three months ended May 31, 2006 was $0.4 million compared to a provision of $19.1 million in the three months ended May 31, 2005. Depreciation and amortization for three months ended May 31, 2006 was $4.6 million compared to $7.3 million for the three months ended May 31, 2005. Interest expense, including amortization of deferred financing fees, for the three months ended May 31, 2006 was $8.4 million versus the prior year's comparable period interest expense and amortization of deferred financing fees of $7.0 million. The loss from discontinued operations for the three months ended May 31, 2006 was $14.9 million compared to a loss on discontinued operations of $11.4 million for the three months ended May 31, 2005.

Net loss for the year ended May 31, 2006 was $49.7 million, compared to a net loss of $110.0 million for the year ended May 31, 2005. Net loss before taxes for the year ended May 31, 2006 was $15.9 million, compared to a net loss before taxes of $59.4 million for the year ended May 31, 2005. The provision for income taxes for the year ended May 31, 2006 was $2.5 million compared to a benefit of $7.0 million in the year ended May 31, 2005. Depreciation and amortization for the year ended May 31, 2006 was $24.6 million compared to $24.1 million for the year ended May 31, 2005. Interest expense, including amortization of deferred financing fees, for the fiscal year ended May 31, 2006 was $32.8 million versus the prior year's comparable period interest expense and amortization of deferred financing fees of $28.9 million. The loss from discontinued operations for the year ended May 31, 2006 was $31.3 million compared to a loss on discontinued operations of $57.9 million for the year ended May 31, 2005.

To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP measure of earnings before income taxes, depreciation and amortization (“EBITDA”) which is adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the reader's overall understanding of our current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results. The non-GAAP measures are included to provide us and investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. For example, EBITDA can be used to measure our ability to service debt, fund capital expenditures and expand our business. Further, these non-GAAP results are one of the primary indicators we use for planning and forecasting in future periods. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

EBITDA for the three months ended May 31, 2006 was negative $1.0 million compared to a negative $25.5 million for the three months ended May 31, 2005. EBITDA for the year ended May 31, 2006 was $43.2 million compared to a negative $6.1 million for the year ended May 31, 2005.

We define EBITDA as income before interest expense, income tax expense, depreciation and amortization and certain non-recurring items. The loss on discontinuing operations incurred in the year ended May 31, 2006 meets the definition of "non-recurring" in relevant SEC guidelines.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

The following table reconciles net income (loss) to EBITDA for the fourth quarter and the fiscal year ended May 31, 2006 and May 31 2005, respectively:

Fourth Quarter	Fiscal Year

Fiscal Year 2006
Net income (loss)	$(29.3)	$(49.7)
Add back:
Depreciation and amortization	4.6	24.6
Provision for (Benefit from) income taxes	0.4	2.5
Interest expense	7.8	31.0
Loss on extinguishment of debt	-	1.7
Amortization of deferred financing fees	0.6	1.8
Discontinued operations	14.9	31.3

EBITDA	$(1.0)	$43.2

Fourth Quarter	Fiscal Year

Fiscal Year 2005
Net income (loss)	$(70.3)	$(110.0)
Add back:
Depreciation and amortization	7.3	24.1
Provision for income taxes	19.1	(7.0)
Interest expense	6.7	27.8
Amortization of deferred financing fees	0.3	1.1
Discontinued operations	11.4	57.9

EBITDA	$(25.5)	$(6.1)

The following table reconciles cash flow from operating activities to EBITDA for the fourth quarter and fiscal year ended May 31, 2006.

Fourth Quarter	Fiscal Year

Fiscal Year 2006
Cash provided by (used in) operating activities	$51.4	$4.1
Net change in operating assets
and liabilities	(75.5)	(25.7)
Interest expense	7.8	31.0
Discontinued operations	14.9	31.3
Current income tax (benefit) provision	0.4	2.5

EBITDA	$(1.0)	$43.2

Fourth Quarter	Fiscal Year

Fiscal Year 2005
Net cash provided by operating activities	$78.9	$37.6
Net change in operating assets
and liabilities	(141.6)	(122.4)
Interest expense	6.7	27.8
Discontinued operations	11.4	57.9
Current income tax (benefit) provision	19.1	(7.0)

EBITDA	$(25.5)	$(6.1)

Total assets as of May 31, 2006 and May 31, 2005 were $380.8 million and $460.7 million, respectively. The decrease in assets was primarily attributable to the decreases in income tax receivable, discontinued assets and net property and equipment. Income tax receivable decreased as a result of a tax refund received during the first quarter of fiscal 2006. The decrease in discontinued assets is attributed to the write-down of assets, the sale of inventory and the collections of accounts receivable from our discontinued operations. This decrease is a management expectation and should ultimately approach zero. The decrease in net property and equipment is primarily the result of exiting the China joint venture. Net debt (current portion of long-term debt plus long-term debt less cash) for the year ended May 31, 2006 and the fiscal year ended May 31, 2005 was $278.7 million and $282.5 million, respectively. This decrease represents decreased borrowings on the revolver. Capital expenditures were $13.4 million compared to capital expenditures of $20.5 million in the year ended May 31, 2005. Capital expenditures in China were $0.0 million as of May 31, 2006 and $19.1 million as of May 31, 2005.

The Company is one of the largest manufacturers and marketers of fitness equipment. The Company is headquartered in Logan, Utah and has 3,263 employees worldwide. The Company develops, manufactures and markets fitness equipment under the following company-owned brand names: ProForm, NordicTrack, Weslo, HealthRider, Image, Weider, Epic, Free Motion Fitness and, under license, Reebok and Gold's Gym.

The market for exercise equipment is highly seasonal, with peak periods occurring from late fall through early spring. As a result, the first and fourth quarters of every year are generally the Company's weakest periods in terms of sales. During these periods, the Company builds product inventory to prepare for the heavy demand anticipated during the peak season. This operating strategy helps the Company to realize the efficiencies of a steady pace of year-round production.

The Company will hold a conference call with investors on Wednesday, September 6, 2006; at 2:30 P.M. MST to discuss its financial results for fiscal 2006 filed on Form 10-K with the Securities and Exchange Commission on August 29, 2006. The Form 10-K can be accessed at www.sec.gov. ICON Chairman and CEO, David J. Watterson and CFO, Fred Beck, will co-host the call. To participate by phone, please dial 1-888-790-5444. Callers should ask to be connected to the "ICON EARNINGS" conference call.

A telephonic playback will be available approximately one hour after the call ends through 12:59 A.M. (CT), September 14, 2006. To listen to the playback, please dial 1-866-442-2096.

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; the mix of sales between high margin and low margin products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in the Company's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For more information, please contact:

Fred Beck
CFO and Treasurer
Tel. 1-435-786-5000
fbeck@iconfitness.com